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As filed with the Securities and Exchange Commission on March 16, 2017

Registration No. 333-215940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective
Amendment No. 1
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProPetro Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	1389	26-3685382
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1706 S. Midkiff, Bldg. B
Midland, Texas 79701
(432) 688-0012
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dale Redman
Chief Executive Officer
1706 S. Midkiff, Bldg. B
Midland, Texas 79701
(432) 688-0012
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Alan Beck Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

 Explanatory Note

          This Post-Effective Amendment No. 1 (the "Amendment") relates to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-215940), initially filed by the Registrant on February 8, 2017 and declared effective by the Securities and Exchange Commission on March 16, 2017. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

 Part II

Information Not Required in Prospectus

Item 16.    Exhibits

          The following documents are filed as exhibits to this registration statement:

Exhibit number	Description
5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

II-1

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on March 16, 2017.

ProPetro Holding Corp.
By:	/s/ DALE REDMAN
	Name:	Dale Redman
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities indicated on March 16, 2017.

Signature		Title

/s/ DALE REDMAN Dale Redman		Chief Executive Officer and Director (Principal Executive Officer)
/s/ JEFFREY SMITH Jeffrey Smith		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Spencer D. Armour, III		Director
* Schuyler E. Coppedge		Director
* Stephen Herman		Director
* Matthew H. Himler		Director
* Peter Labbat		Director
*
Jeffrey Smith hereby signs this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the indicated persons for whom he is attorney-in-fact on March 16, 2017, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1 of ProPetro Holding Corp. filed with the Securities and Exchange Commission on February 8, 2017.
*By:	/s/ JEFFREY SMITH Jeffrey Smith Attorney-in-fact

II-2

 EXHIBIT INDEX

Exhibit number	Description
5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

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Explanatory Note
Part II
  Item 16. Exhibits
SIGNATURES
EXHIBIT INDEX